                                                                    Exhibit 10.4



                              EMPLOYMENT AGREEMENT


                     This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 14th day of August, 2000, by and between S1 Corporation, a Delaware corporation (the "Company"), and Daniel H. Drechsel, an individual who currently resides at the address set out below (the "Executive").

                     WHEREAS, the Executive is currently employed as the President and Chief Operating Officer of S1, Inc., a subsidiary of the Company;

                     WHEREAS, the Company has publicly announced its intention to transfer substantially all of the European, Middle Eastern and African operations of the Company and its Subsidiaries (as defined below) to a subsidiary of the Company ("EMEA") or to one or more subsidiaries of EMEA;

                     WHEREAS, the Company has also announced its intention to reduce its ownership of EMEA to 90% or less by the sale or issuance of stock in EMEA to third parties (the "EMEA Separation");

                     WHEREAS, the Company has asked the Executive to become the Chief Executive Officer of EMEA, and the Executive desires to accept such position, on the terms and conditions set forth herein, from and after August 14, 2000 (the "Effective Date"); and

                     WHEREAS, the board of directors of the Company (the "Board") has approved and authorized the Company's execution, delivery and performance of this Agreement.

                     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to cause EMEA to employ the Executive and the Executive agrees to be employed by EMEA for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 20 below.

                     2. Term. The initial term of employment under this Agreement shall be for a two-year period commencing on the Effective Date (the "Initial Term"). The term of employment shall be renewed for an additional consecutive 12-month period (the "Extended Term") as of August 14, 2002 (the second anniversary of the Effective Date), unless either party provides written notice to the

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other party in accordance with Section 10 hereof at least 30 days before such date that such party is terminating the term of employment under this Agreement ("Non-Renewal"), which termination shall be effective as of the end of such Initial Term, or until such term of employment is otherwise sooner terminated as hereinafter set forth. The Initial Term and Extended Term are collectively referred to herein as the "Employment Period." A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive's employment for purposes of Section 9 of this Agreement. The Company's obligations under Section 9 hereof shall survive the expiration or termination of the Employment Period.

                     3. Position and Duties. The Executive shall serve as the Chief Executive Officer of EMEA during the Employment Period, from and after the formation and capitalization of EMEA. Pending such formation and capitalization, the Executive shall be employed by the Company as the Chief Executive Officer of EMEA Operations. As the Chief Executive Officer of EMEA, the Executive shall render executive, policy and other management services to EMEA of the type customarily performed by persons serving in a similar officer capacity. The Executive shall report to the Chief Executive or Chief Operating Officer of the Company and the Board before such formation and capitalization and thereafter to the Board of Directors of EMEA. The Executive shall also perform such other duties with EMEA or the Company and with any Subsidiary as the Board may from time to time reasonably determine and assign to the Executive (except that, after the EMEA Separation, such determination shall be made by the Board of Directors of EMEA). The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of EMEA or the Company.

                     4. Place of Performance. In connection with the Executive's employment by EMEA, the Executive shall be based at the principal offices of EMEA in the United Kingdom, except as otherwise agreed by the Executive and EMEA and except for reasonable travel on business for EMEA.

                     5.        Compensation and Benefits; Stock Option.

                               (a)        Base Salary.  During the Employment
Period, EMEA or the Company shall pay to the Executive an annual base salary (the "Base Salary") at the rate of U.S. $265,000 per year, increased by not more than 25% to reflect cost of living differences between London, England and Atlanta, Georgia U.S.A., as computed by an independent third party designated by the Company and reasonably acceptable to the Executive. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of EMEA or the Company. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the payroll procedures of EMEA or the Company, as applicable.




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                               (b)        Annual Bonus Opportunity.  The
Executive will have the opportunity to earn an annual bonus, payable no later than the end of the first fiscal quarter following the end of each fiscal year of EMEA during the Employment Period (pro-rated for any period that is less than 12 months) of up to 50% of the Executive's Base Salary (without regard to any adjustment pursuant to Section 5(a) to reflect cost of living differences) for such year, based on the attainment of specific EMEA performance targets as may be agreed annually upon by the Executive and (i) before the EMEA Separation, the Chief Executive Officer of the Company or (ii) after the EMEA Separation, the Compensation Committee of the Board of Directors of EMEA.

                               (c)        Benefits.  During the Employment
Period, the Executive will be entitled to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of the Company prior to the EMEA Separation and thereafter of EMEA, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that the Company or EMEA, as applicable, may adopt for the benefit of executive employees, in accordance with the terms of such plan. In addition, during the Employment Period, EMEA or the Company shall provide the Executive and his family with supplemental health insurance to enable them to make use of private health care services while they are living in the UK. Nothing in this Agreement shall restrict the right of the Company and EMEA to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

                               (d)        Stock Option.  Upon completion of the
formation and capitalization of EMEA during the Employment Period, the Company shall cause EMEA (or any successor corporation or holding company thereof) to grant options to the Executive pursuant to a written option agreement with the Executive that will afford to the Executive the right to purchase shares of the stock of EMEA (or such successor corporation or holding company) representing 2% of the outstanding shares, on a fully diluted basis, of such stock and on substantially the terms and conditions that are set out in the Option Term Sheet that is attached as Exhibit 1 to this Agreement. EMEA or the Company may grant additional options to the Executive in accordance with the terms of their respective stock option plans.

                               (e)        Automobile.  During the Employment
Period, EMEA or the Company shall provide to the Executive or reimburse the Executive for the cost of a leased automobile at a monthly cost to EMEA or the Company not in excess of U.S. $1,500.



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                               (f)        Housing Allowance.  During the
Employment Period, EMEA or the Company shall pay to the Executive a monthly housing allowance not in excess of U.S. $4,000.

                               (g)        Education Expenses.  During the
Employment Period, EMEA or the Company shall pay or reimburse the Executive for education expenses incurred by him in obtaining private schooling for his son at an annual cost to EMEA or the Company of not in excess of U.S. $15,000.

                               (h)        Relocation and Living Expenses.  EMEA
or the Company shall pay or reimburse the Executive for the reasonable and customary: (1) expenses of obtaining a visa permitting employment in the UK pursuant to this Agreement; (2) temporary living expenses paid or incurred by the Executive and his wife and family in the London, England metropolitan area during a period of up to three months following the Effective Date while the Executive is also maintaining his current residence in Atlanta, Georgia U.S.A.;
(3) expenses that the Executive pays or incurs in relocating himself and his family to the London, England metropolitan area from Atlanta, Georgia U.S.A., including reasonable and customary personal transportation, shipment of household goods and other moving expenses; (4) costs during the Employment Period of storage in the U.S. and insurance for household goods that are not shipped to the UK and (5) costs paid or incurred by the Executive in connection with the sale of his personal residence in Atlanta, Georgia U.S.A., including reasonable and customary sales commissions and closing costs. In addition, EMEA or the Company shall pay to the Executive an appliance allowance of U.S. $5,000 and a relocation allowance of U.S. $5,000.

                               (i)        Vacation; Home Leave; Holidays.  The
Executive shall be entitled to all public holidays observed by EMEA and to four weeks annual vacation, in accordance with the applicable vacation policies for senior executives of EMEA, which shall be taken at a reasonable time or times. During the Employment Period, EMEA or the Company shall pay or reimburse the Executive for the reasonable and customary costs and expenses he pays or incurs in connection with up to two family home leave trips per year, including round trip coach class air transportation from the UK to the United States.

                               (j)        Tax Equalization Payment.  During the
Employment Period, EMEA or the Company shall pay to the Executive an additional amount so that, on an after-tax basis, the compensation and benefits received by the Executive under this Agreement will not be less than the corresponding after-tax amount that the Executive would have received if such payments had not been subject to taxes other than United States federal, state and local taxes. The Executive will use commercially reasonable efforts to minimize the amount of U.S. and non-U.S. taxes that are imposed on such amounts. The amount of the tax equalization payment shall be determined by an independent third party designated by EMEA or the Company and reasonably acceptable to the Executive. The Executive will provide




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such third party with sufficient information, including information concerning his income, deductions, tax payments and tax returns, from which it can calculate the amount of the payments that are due under this subsection. Any foreign tax credits (resulting from non-U.S. taxes that were paid or reimbursed by EMEA or the Company) that offset the Executive's U.S. taxes will be for the benefit of, and remitted to, EMEA or the Company, as applicable, as soon as practicable after the Executive receives a refund or other tax benefit from such credit.

                               (k)        Vesting of Company Stock Options if
EMEA Separation not Completed by August 14, 2002. Without regard to whether the term of employment under this Agreement is renewed as of August 14, 2002 pursuant to Section 2 above, if the EMEA Separation does not occur before August 14, 2002 and the Executive continues to be employed by EMEA or the Company on that date, all options held by the Executive to purchase stock of the Company shall be fully vested and exercisable as of that date.

                               (l)        Withholding Taxes and Other
Deductions. To the extent required by law, EMEA or the Company shall withhold from any payments due Executive under this Agreement any applicable UK, federal, state or local taxes and such other deductions as are prescribed by law or EMEA or Company policy or are otherwise authorized by the Executive.

                     6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. EMEA or the Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

                     7. Confidentiality, Non-Disclosure and Non-Competition Agreement.

                               Concurrently with the execution of this
Agreement, the parties are entering into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the "Related Agreement").

                     8.        Termination of Employment.

                               (a)        Permitted Terminations.  The
Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                                          (i)       Death.  The Executive's
employment hereunder shall terminate upon the Executive's death;



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                                          (ii)      By the Company or EMEA.
The Company or EMEA may terminate the Executive's employment:

                                                    (A)       If the Executive
shall have been substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for six consecutive months or until such time as the Executive is entitled to receive benefits under a long term disability insurance policy or plan applicable to him, if any, whichever is earlier (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any short term disability insurance policy or plan applicable to him); or

                                                    (B)       For Cause;

                                          (iii)     By the Executive.  The
Executive may terminate his employment for any reason or for no reason upon 30 days' written notice to the Company and EMEA.

                               (b)        Termination.  Any termination of the
Executive's employment by EMEA or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

                     9.        Compensation Upon Termination.

                               (a)        Death.  If the Executive's employment
is terminated during the Employment Period as a result of the Executive's death, EMEA or the Company, as applicable, shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due and EMEA and the Company shall have no further obligation to the Executive under this Agreement.

                               (b)        Disability.  If EMEA or the Company
terminates the Executive's employment during the Employment Period because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, EMEA or the Company, as applicable, shall pay the Executive the Executive's full Base Salary through the Date of Termination, and all other unpaid amounts, if any, to which the Executive


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is entitled as of the Date of Termination, at the time such payments are due and
EMEA and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive with respect to any period that the Executive is substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

                               (c)        By EMEA or the Company for Cause or
by the Executive without Good Reason. If, during the Employment Period, EMEA or the Company terminates the Executive's employment for Cause pursuant to
Section 8(a)(ii)(B) hereof or the Executive terminates his employment without Good Reason, EMEA or the Company, as applicable, shall pay the Executive the Executive's full Base Salary through the Date of Termination, and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due and EMEA and the Company shall have no further obligations to the Executive under this Agreement.

                               (d)        By EMEA or the Company without Cause
or by the Executive with Good Reason. If EMEA or the Company terminates the Executive's employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof or the Executive terminates employment hereunder with Good Reason, EMEA or the Company, as applicable, shall (i) pay the Executive the Executive's full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, (ii) pay, during the 12-month period commencing on the Date of Termination (the "Severance Period"), to the Executive an aggregate amount equal to Executive's Base Salary, payable in equal installments on the regular salary payment dates of EMEA or the Company, as applicable, (iii) pay, during the Severance Period an annual bonus equal to the average annual bonus paid by EMEA or the Company to the Executive during the last 24-months of the Executive's employment preceding the Date of Termination (or, if less, the entire period of the Executive's employment by EMEA), which bonus shall be paid at the time that such bonus would have become payable if the Executive had continued to be employed by EMEA during the Severance Period, (iv) continue in effect during the Severance Period the life insurance and employee benefits provided to the Executive under Sections 5(c) and (d) hereof immediately before the Date of Termination (except to that, to the extent such benefits are provided pursuant to a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, EMEA or the Company shall provide a substantially equivalent nonqualified benefit), (v) pay or reimburse the Executive for the reasonable and customary expenses that the Executive pays or incurs in relocating himself and his family from the United Kingdom to the United States,


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including reasonable and customary personal transportation and moving expenses and costs paid or incurred by the Executive in connection with the sale of his personal residence in the United Kingdom, including reasonable and customary sales commissions and closing costs and (vi) fully vest all options granted to the Executive to purchase stock of the Company; provided, that no notice of Non-Renewal shall be deemed to be a termination of the Executive's employment for such purposes.

                               (e)        Liquidated Damages.  The parties
acknowledge and agree that damages which will result to the Executive for termination by EMEA or the Company without Cause or other breach of this Agreement by EMEA or the Company shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under
Section 9(d) hereof (the "Severance Payments") shall constitute liquidated damages for any breach of this Agreement by EMEA or the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to EMEA and the Company.

                     10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

                     (i)       If to EMEA or the Company:

                               S1 Europe N.V., a Belgian corporation
                               8th Floor, Peninsular House
                               36, Monument Street
                               London EC3R 8LJ, UK
                               Fax:  44 (0) 20 74270260
                               Attn:  Chairman of the Board of Directors

                               and


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                               S1 Corporation
                               3390 Peachtree Road
                               Suite 1700
                               Atlanta, GA  30326
                               Fax:  404/812-6727
                               Attn:  Chief Executive Officer

                     with copies (which shall not constitute notice) to:

                     Stuart G. Stein              and  S1 Corporation
                     Hogan & Hartson, L.L.P.           3390 Peachtree Road
                     555 13th Street, N.W.             Suite 1700
                     Washington, D.C.  20004-1190      Atlanta, GA  30326
                     Fax:  202/637-5910                Fax:  404/812-6727
                                                       Attn: Chief Legal Officer

                     (ii)      If to the Executive:

                               Daniel H. Drechsel
                               1151 Oxford Road
                               Atlanta, GA  30306

                     with a copy (which shall not constitute notice) to:

                               James F. Tenney
                               Merritt & Tenney LLP
                               Suite 500
                               200 Galleria Parkway, N.W.
                               Atlanta, GA  30389
                               Fax:  770/952-0028

                     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                     11.       Severability.  The invalidity or
unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.



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                     12.       Survival.  It is the express intention and
agreement of the parties hereto that the provisions of Sections 9, 10, 11, 13, 17 and 20 hereof and this Section 12 shall survive the termination of employment of the Executive. In addition, all obligations of EMEA and the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

                     13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, (ii) the rights and obligations of the Company shall be assignable to EMEA or to any parent corporation, holding company or successor of EMEA and (iii) the rights and obligations of the Company and EMEA hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or EMEA, the creation of a parent corporation or holding company with respect to EMEA, the EMEA Separation or any similar transaction involving the Company, EMEA or a successor corporation of either of them.

                     14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

                     15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

                     16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

                     17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).



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                     18.       Entire Agreement. This Agreement constitutes the
entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

                     19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

                     20.       Definitions.

                               "Agreement" means this Employment Agreement.

                               "Base Salary" is defined in Section 5(a) above.

                               "Board" means the board of directors of the
Company.

                               "Cause" means (i) the conviction of a felony or
a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to, and adversely affecting the business affairs of, EMEA, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring EMEA, the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Chief Executive Officer of the Company or the Board of Directors of EMEA or the Company, and such failure is not cured within 30 days after the Executive receives written notice thereof from EMEA or the Company that specifically identifies the manner in which EMEA or the Company believes the Executive has not substantially performed his duties, (iv) gross negligence or willful misconduct with respect to EMEA or the Company or any of its Subsidiaries that is materially injurious to EMEA or the Company, monetarily or otherwise or (v) any breach of the Related Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of EMEA or the Company, as applicable. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of EMEA or the Company or based upon written advice of counsel for EMEA or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of EMEA and the Company.

                               "Company" means S1 Corporation and its successors
and assigns.

                               "Date of Termination" means (i) if the
Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's disability



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pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by EMEA or the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Executive pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

                               "Effective Date" means August 14, 2000.

                               "EMEA" is defined in the preamble to this
Agreement.

                               "EMEA Separation" is defined in the preamble to
this Agreement.

                               "Employment Period" is defined in Section 2
above.

                               "Executive" means Daniel H. Drechsel.

                               "Good Reason" means (i) the failure of EMEA or
the Company to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of EMEA or the Company, as applicable, to cure such default within 30 days after written demand for performance has been given to EMEA or the Company, as applicable, by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive's title or duties without his written consent; (iii) any requirement by EMEA or the Company without the written consent of the Executive that the Executive relocate to a place outside the United Kingdom to perform his duties hereunder or (iv) failure to complete the EMEA Separation before the second anniversary of the Effective Date.

                               "Initial Term" is defined in Section 2 above.

                               "Non-Renewal" is defined in Section 2 above.

                               "Notice of Termination" is defined in Section
8(b) above.

                               "Related Agreement" is defined in Section 7
above.

                               "Severance Payments" is defined in Section
9(e) above.

                               "Severance Period" is defined in Section 9(d)
above.

                               "Subsidiary" means any corporation of which EMEA
or the Company, as applicable, owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries



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and any partnership, limited liability company or other entity in which EMEA or the Company, as applicable, or any subsidiary owns a controlling interest.

                     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

                                           S1 CORPORATION



                                           By: /s/ Robert F. Stockwell
                                               -------------------------------
                                                 Robert F. Stockwell
                                                 -----------------------------
                                                 CFO
                                                 -----------------------------



                                           THE EXECUTIVE:



                                           /s/ DH Drechsel
                                           -----------------------------------



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                                                                       EXHIBIT 1


                                OPTION TERM SHEET

- 2% of the issued and outstanding stock of EMEA, on a fully diluted basis, (or a successor or parent corporation of EMEA) after the EMEA Separation (the "Stock"), with an exercise price equal to 25% of the per share valuation of EMEA in negotiation.

- Vested and exercisable to the extent of 25% of such shares on each of August 14, 2001, 2002, 2003 and 2004 (except that, if such vesting would otherwise occur before the option is granted, the option will be immediately exercisable and vested as of the grant date to the extent that it would have become vested before that event under the foregoing schedule), provided that the Executive continues to be employed by EMEA as of each such vesting date

- Accelerated vesting if (i) the Executive's employment is terminated by EMEA without Cause or by the Executive for Good Reason or death or
           (ii) the EMEA Separation does not occur before August 14, 2002 and the Executive continues to be employed by EMEA or the Company as of that date

- Term 10 years, unless earlier terminated because of termination of the Executive's employment, or an acquisition or merger of EMEA without assumption or replacement of the option

- Option terminates 12 months after termination of the Executive's employment

- To the extent permissible under Section 422 of the Internal Revenue Code, the option will constitute an incentive stock option, and otherwise the option will be nonqualified for federal income tax purposes

- Nontransferable (except as otherwise may be provided pursuant to the terms of the applicable option plan) and exercisable only by the Executive, except in the event of the Executive's death